Exhibit 99.1

DATE: May 26, 2006	FINANCIAL CONTACTS:
	Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
	Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
	Ed Shultz	610-378-6159	eshultz1@sovereignbank.com
Sovereign Receives All Regulatory Approvals To Complete Santander And Independence
Transactions; Sovereign Changes Stock Dividend Record and Payment Dates
PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today that both Sovereign and Banco Santander Central Hispano, S.A. (“Santander”) have received all required regulatory approvals necessary to complete Santander’s previously announced investment in Sovereign and Sovereign’s acquisition of Independence Community Bank Corp. (“Independence”). Sovereign said the $2.4 billion common equity placement to Santander, at $27.00 per share, will take place on May 31, 2006. After the offering, Santander will own 19.8% of Sovereign’s common shares outstanding. Effective as of June 1, 2006, Sovereign will acquire Independence by purchasing all outstanding common shares of Independence for $42.00 per share in cash.
In addition, Sovereign announced today that it has elected to postpone the record and distribution dates of the 5% stock dividend it previously announced on March 15, 2006. The stock dividend will now be distributed on July 6, 2006 to shareholders of record on June 15, 2006. Postponing the record date from June 1, 2006 allows for any unforeseen delay in the closing of the pending transactions and ensures Santander will be eligible to receive the agreed upon 5% stock dividend.
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a pro forma $83 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs and approximately 12,000 team members with principal markets in the Northeast United States after giving effect to the Independence acquisition and recently announced branding agreement in which Sovereign ATMs will be placed in CVS/pharmacy locations. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
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Note: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Sovereign Bancorp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.